Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	October 15, 2013
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS SEQUENTIAL AND YEAR OVER YEAR QUARTERLY INCREASES IN REVENUES AND NET INCOME.

Milpitas, California, October 15, 2013, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter ended September 29, 2013. Quarterly revenues of $340.4 million for the first quarter of fiscal year 2014 increased $13.1 million or 4% over the previous quarter's revenue of $327.3 million and increased $5.2 million or 2% over $335.1 million reported in the first quarter of fiscal year 2013. Net income of $107.9 million increased $5.9 million or 6% over the fourth quarter of fiscal year 2013 and increased $2.7 million or 3% over the first quarter of fiscal year 2013. Diluted earnings per share of $0.45 per share in the first quarter of fiscal year 2014 increased $0.02 per share or 5% over the fourth quarter of fiscal year 2013 and was flat compared to the first quarter of fiscal year 2013.

During the first quarter the Company's cash, cash equivalents and marketable securities increased by $64.7 million over the fourth quarter of fiscal year 2013 to $1,589 million net of spending $7.9 million to purchase approximately 200,000 shares of its common stock in the open market. A cash dividend of $0.26 per share will be paid on November 27, 2013 to stockholders of record on November 15, 2013.

According to Lothar Maier, CEO, “For our first fiscal quarter, we grew revenue sequentially over the prior quarter by 4% which was at the high end of our guidance and represented a good September quarter for us. Once again, growth in our major end-markets was lead by Automotive and Industrial. The Automotive end-market represented 19% of bookings in the first quarter which was a historical high for the Company. We added a full point to operating margin, which is an industry leading 45.9%. Looking ahead, our second fiscal quarter has been challenging over the past three years partially due to the December quarter being a historically slow quarter for the automotive and industrial end-markets. Our book to bill ratio for the first quarter was slightly positive, however, bookings normally weaken the last month of the December quarter due to the holiday period. In addition, business in the United States may be impacted by the current budgeting stalemate at the Federal Government level. Accordingly, we are forecasting revenue for our second quarter to be flat to down 4% from the first quarter of fiscal 2014.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the year ended June 30, 2013.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, October 16, 2013 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call 785-830-7979, or toll free 800-344-6698 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from October 16, 2013 through October 23, 2013. You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #1371501. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of October 23, 2013 until the first quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for three decades. The Company's products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule subsystems, and wireless sensor network products. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
U.S. GAAP (unaudited)

	Three Months Ended
	September 29, 2013	June 30, 2013	September 30, 2012
Revenues	$340,357	$327,265	$335,148
Cost of sales (1)	84,001	81,314	83,758
Gross profit	256,356	245,951	251,390
Expenses:
Research & development (1)	61,512	60,560	58,803
Selling, general & administrative (1)	38,678	38,308	37,504
	100,190	98,868	96,307
Operating income	156,166	147,083	155,083
Interest expense	(6,807)	(6,812)	(6,855)
Amortization of debt discount(2)	(5,446)	(5,370)	(5,146)
Interest and other income	876	1,020	1,003
Income before income taxes	144,789	135,921	144,085
Provision for income taxes	36,921	33,980	38,903
Net income	$107,868	$101,941	$105,182

Earnings per share:
Basic	$0.45	$0.43	$0.45
Diluted	$0.45	$0.43	$0.45

Shares used in determining earnings per share:
Basic	238,146	237,947	234,990
Diluted	239,328	238,925	236,010

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$1,964	$1,960	$1,970
Research & development	9,162	9,129	9,196
Selling, general & administrative	4,730	4,714	4,745
(2) Amortization of debt discount (non-
cash interest expense)	5,446	5,370	5,146

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
U.S. GAAP (unaudited)

	September 29, 2013	June 30, 2013
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$1,589,447	1,524,741
Accounts receivable, net of allowance for doubtful
accounts of $1,881 ($1,891 at June 30, 2013)	182,186	145,274
Inventories	86,996	87,229
Deferred tax assets and other current assets	35,770	36,646
Total current assets	1,894,399	1,793,890

Property, plant & equipment, net	280,069	288,466
Other noncurrent assets	15,435	15,985
Total assets	$2,189,903	$2,098,341

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$13,238	$10,258
Accrued income taxes, payroll & other accrued liabilities	119,952	109,426
Deferred income on shipments to distributors	42,245	44,088
Convertible senior notes	832,075	826,629
Deferred tax liabilities- current portion	37,028	35,479
Total current liabilities	1,044,538	1,025,880

Deferred tax and other noncurrent liabilities	92,960	90,553

Stockholders’ equity:
Common stock	1,773,024	1,736,729
Accumulated deficit	(720,672)	(754,555)
Accumulated other comprehensive income	53	(266)
Total stockholders’ equity	1,052,405	981,908
	$2,189,903	$2,098,341

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF U.S. GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 29, 2013	June 30, 2013	September 30, 2012
Reported net income
(GAAP basis)	$107,868	$101,941	$105,182

Stock-based compensation	15,856	15,803	15,911
Amortization of debt
discount(1)	5,446	5,370	5,146
Income tax effect of non-GAAP adjustments	(5,432)	(5,293)	(5,685)

Non-GAAP net income	$123,738	$117,821	$120,554

Non-GAAP earnings per share
Basic	$0.52	$0.50	$0.51
Diluted	$0.52	$0.49	$0.51

1) Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation and the amortization of the Company’s debt discount which is a non-cash interest expense. The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation, non-cash interest expenses and the related tax effects primarily because they are significant special expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.